UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 22, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
Tyler at Sixth
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In December 2014, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed a retail electric, non-fuel rate case in Texas seeking an overall increase in annual revenue of approximately $64.8 million, or 6.7 percent. The filing was based on a historic test year ending June 2014, adjusted for known and measurable changes, a return on equity (ROE) of 10.25 percent, an electric rate base of approximately $1.6 billion and an equity ratio of 53.97 percent. In March 2015, SPS revised its requested increase to $58.9 million based on updated information.

As part of its request, SPS is seeking a waiver of the Public Utility Commission of Texas (PUCT) post-test year adjustment rule which would allow for inclusion of $392 million (SPS total company) additional capital investment for the period July 1, 2014 through Dec. 31, 2014.

On May 15, 2015, several intervenors filed direct testimony in response to SPS’ rate request, including the Alliance of Xcel Municipalities (AXM) and the Office of Public Utility Counsel (OPUC). AXM recommended a rate decrease of approximately $13.6 million, based on an ROE of 9.40 percent and an equity ratio of 53.97 percent. The OPUC recommended a rate increase of approximately $1.8 million, based on an ROE of 9.20 percent and an equity ratio of 52.38 percent. Other parties did not provide an overall recommendation.

On May 22, 2015, PUCT Staff (Staff) filed direct testimony and recommended a rate decrease of approximately $2.6 million, based on an ROE of 9.30 percent and an equity ratio of 53.97 percent.

The following table summarizes the intervenors’ and Staff's proposed modifications to SPS’ rate request:

(Millions of Dollars)	AXM	OPUC	Staff
SPS’ filed rate request	$58.9	$58.9	$58.9
Investment for capital expenditures — post-test year adjustments	(11.3)	(23.8)	(23.8)
Lower ROE	(10.9)	(13.5)	(12.1)
Rate base adjustments (largely the removal of the prepaid pension asset)	(6.2)	(6.8)	—
Operation and maintenance expense adjustments	(13.7)	(11.0)	(7.9)
Depreciation expense	(13.3)	—	—
Property taxes	—	(1.2)	(4.4)
Revenue adjustments	(2.2)	(0.2)	—
Wholesale load reductions	(13.2)	—	(11.1)
Other, net	(1.7)	(0.6)	(2.2)
Total recommended rate (decrease) increase	$(13.6)	$1.8	$(2.6)

The next steps in the procedural schedule are expected to be as follows:

•	Staff and Intervenor Cross-Rebuttal Testimony — June 8, 2015;

•	Rebuttal Testimony — June 10, 2015; and

•	Evidentiary Hearing — June 24, 2015.

The parties have agreed the rates will be effective June 11, 2015. A PUCT decision is anticipated in the second half of 2015.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; accounting regulatory; and the other risk factors listed from time to time by Xcel Energy Inc. and SPS in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and SPS’ Annual Reports on Form 10-K for the year ended Dec. 31, 2014 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 26, 2015	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer